Exhibit 99.3

CONSENT OF GERALD W. MCLAUGHLIN

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Allarity Acquisition Corp. (the “Company”) of its Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any and all amendments thereto.

Dated: September 10, 2026

/s/ Gerald W. McLaughlin

Gerald W. McLaughlin